Exhibit 15
Page 1 of 5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors of 1st Franklin Financial Corporation

We have audited the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries (the “Company’) as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and have issued our report thereon dated March 22, 2006; such financial statements and report are included in your 2005 Annual Report to security holders and are incorporated herein by reference.  Our audits also included the financial statement schedule of the Company listed in Item 15.  The financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/  DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 22, 2006

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2005 AND 2004

ASSETS
2005	2004

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 2,156,052	$ 2,649,818
	Short-term Investments	242,392	734,903
		2,398,444	3,384,721

	LOANS:
	Direct Cash Loans	241,313,264	229,043,613
	Real Estate Loans	23,382,248	26,989,611
	Sales Finance Contracts	30,345,466	30,510,881
		295,040,978	286,544,105

Less:	Unearned Finance Charges	34,661,179	34,343,193
	Unearned Insurance Commissions	9,752,241	9,194,384
	Allowance for Loan Losses	16,885,085	15,285,085
		233,742,473	227,721,443

	INVESTMENTS IN SUBSIDIARIES	76,157,561	68,529,016

	MARKETABLE DEBT SECURITIES:
	Available for Sale, at fair market value	645,271	506,999
	Held to Maturity, at amortized cost	--	--
		645,271	506,999

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $12,770,424 and $13,185,739 in 2005 and 2004, respectively	7,217,783	7,185,341
	Miscellaneous	2,832,288	2,217,973
		10,050,071	9,403,314

	TOTAL ASSETS	$ 322,993,820	$ 309,545,493

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2005 AND 2004

LIABILITIES AND STOCKHOLDERS' EQUITY

2005	2004

SENIOR DEBT:
Notes Payable to Banks	$ 9,018,370	$ 10,387,000
Senior Demand Notes, including accrued interest	64,120,201	66,331,059
Commercial Paper	107,574,284	91,949,693
	180,712,855	168,667,752

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	11,947,883	12,915,235

SUBORDINATED DEBT	38,901,635	41,310,529

Total Liabilities	231,562,373	222,893,516

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares issued or outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares issued and outstanding	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares issued and
outstanding as of December 31, 2005 and 2004	--	--
Accumulated Other Comprehensive Income	514,955	376,683
Retained Earnings	90,746,492	86,105,294
Total Stockholders' Equity	91,431,447	86,651,977

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 322,993,820	$ 309,545,493

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
INTEREST INCOME:
Finance Charges	$ 69,228,623	$ 66,068,779	$ 60,773,100
Investment Income	103,791	35,621	186,703
	69,332,414	66,104,400	60,959,803

INTEREST EXPENSE:
Senior Debt	6,309,551	5,073,818	4,564,880
Subordinated Debt	1,706,478	2,063,150	2,247,738
	8,016,029	7,136,968	6,812,618

NET INTEREST INCOME	61,316,385	58,967,432	54,147,185

PROVISION FOR LOAN LOSSES	19,483,632	18,096,969	15,244,755

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	41,832,632	40,870,463	38,902,430

NET INSURANCE INCOME	13,516,256	14,169,770	13,515,517

OTHER REVENUE	985,194	903,917	868,184

OPERATING EXPENSES:
Personnel Expense	35,926,511	34,312,589	31,588,132
Occupancy Expense	8,622,917	8,287,737	7,239,664
Other Expense	14,295,115	15,998,782	13,190,031
	58,844,543	58,599,108	52,017,827

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	(2,510,340)	(2,654,958)	1,268,304

PROVISION FOR INCOME TAXES	12,647	39,428	74,109

EQUITY IN EARNINGS OF SUBSIDIARIES, Net of Tax	7,631,686	7,675,608	7,459,404

NET INCOME	5,108,699	4,981,222	8,653,599

RETAINED EARNINGS, Beginning of Period	86,105,294	82,622,954	78,657,682
Distributions on Common Stock	467,501	1,498,882	4,688,327
RETAINED EARNINGS, End of Period	$ 90,746,492	$ 86,105,294	$ 82,622,954

SCHEDULE I

1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 5,108,699	$ 4,981,222	$ 8,653,599
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	19,483,632	18,096,969	15,244,755
Depreciation and Amortization	1,827,138	1,754,700	1,396,117
Equity in undistributed earnings of subsidiaries	(7,628,545)	(7,661,108)	(7,445,404)
Loss on sale of marketable securities and
equipment and premium amortization on securities	(354,789)	43,347	(34,396)
(Increase) Decrease in Miscellaneous Assets	(614,315)	410,047	(491,249)
Increase (Decrease) in Other Liabilities	(967,352)	(1,308,689)	1,024,789
Net Cash Provided	16,854,468	16,316,488	18,348,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(196,159,931)	(196,761,835)	(180,569,120)
Loan payments	170,655,269	165,955,472	146,558,514
Purchases of securities, available for sale	--	--	--
Sales of securities, available for sale	--	--	2,893,910
Redemptions of securities, available for sale	--	--	2,165,000
Principal payments on securities, available for sale	--	248,854	174,149
Capital expenditures	(2,086,599)	(3,499,585)	(2,575,128)
Proceeds from sale of equipment	581,808	210,732	120,610
Net Cash Used	(27,009,453)	(33,846,362)	(31,232,065)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in Notes Payable to
Banks and Senior Demand Notes	(3,579,488)	8,812,994	813,460
Commercial Paper issued	44,700,469	28,626,116	29,199,674
Commercial Paper redeemed	(29,075,878)	(16,975,372)	(17,238,336)
Subordinated Debt issued	6,669,812	5,754,767	6,053,896
Subordinated Debt redeemed	(9,078,706)	(8,520,172)	(8,755,799)
Dividends / Distributions Paid	(467,501)	(1,498,882)	(4,688,327)
Net Cash Provided	9,168,708	16,199,451	5,384,568

NET DECREASE IN
CASH AND CASH EQUIVALENTS	(986,277)	(1,330,423)	(7,499,286)

CASH AND CASH EQUIVALENTS, beginning	3,384,721	4,715,144	12,214,430

CASH AND CASH EQUIVALENTS, ending	$ 2,398,444	$ 3,384,721	$ 4,715,144

Cash paid during the year for:	Interest	$ 7,964,734	$ 7,101,750	$ 6,823,904
	Income Taxes	50,125	39,856	93,940